SECOND AMENDMENT TO
TFS CAPITAL INVESTMENT TRUST
TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT

WHEREAS, TFS Capital Investment Trust, an Ohio business trust (the “Trust”) and Ultimus Fund Solutions, LLC (the “Transfer Agent”), an Ohio limited liability company, have entered into a Transfer Agent and Shareholder Services Agreement as of June 23, 2004 (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective September 1, 2009, the Trust and the Transfer Agent agree to amend the Agreement as follows:

1.	Schedule B of the Agreement is hereby amended as follows:

FEES AND EXPENSES

FEES:

Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Portfolio as follows:

Annual fee for Network level 3 accounts	$15.00
Annual fee for all other shareholder accounts	$24.00

Minimum fee per year	$18,000 per Portfolio/class

2.	Except as amended hereof, the Agreement, including any previous Amendments, shall remain in full force and effect.

Executed this 17th day of August, 2009

TFS CAPITAL INVESTMENT TRUST

By:	/s/ Larry Eiben
Larry Eiben, President and Trustee

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Robert G. Dorsey
Robert G. Dorsey, President